Exhibit 10.22

                                 TABLE OF CONTENTS

                                                          Page
                     Preamble
                     Purpose
  Article I          Recognition and Union
                     Security
  Article  II        Management
  Article  III       Hours of Work and Overtime
  Article  IV        Holidays
  Article  V         Wages
  Article  VI        Seniority:
                     Application of Seniority
                     Definition of Seniority
                     Probationary Employees
                     Loss of Seniority
                     Seniority List
                     Temporary Reductions in
                     Force
                     Reductions in Force and
                     Layoff
                     Recall and Expansion of
                     Force
                     Job Bidding
                     Reassignment to Lower Labor
                     Grade
                     Transfers
  Article VII        Paydays
  Article VIII       Equal Opportunity
  Article IX         Work Related Injuries
  Article X          Leave of Absence
  Article  XI        Military Leaves
  Article  XII       Deductions
  Article  XIII      Shop Committee
  Article  XIV       Jury Duty Pay
  Article  XV        Bulletin Boards
  Article  XVI       Warnings
  Article  XVII      Grievance and Arbitration
  Article  XVIII     Vacations
  Article  XIX       Funeral Leave
  Article  XX        Union Label
  Article  XXI       Health and Welfare
  Article  XXII      No Strike -- No Lockout
  Article  XXIII     Extent of Agreement and
                     Waiver
  Article  XXIV      Continuous Operations
  Article  XXV       Termination of Contract
                     Schedule A
                     Schedule B
                     Schedule C
                     Schedule D
                     Schedule E
                     Schedule F
                     Schedule G


                             PREAMBLE

  This Agreement dated this 7th day of May, 1995, is made by and between Morgan Product Ltd. for its plant in Oshkosh, Wisconsin, hereinafter called the "Company", the Midwestern Industrial Council and affiliated Local Union No. 1363 of the United Brotherhood of Carpenters and Joiners of America, AFL-CIO, hereinafter called the "Union." It shall be effective beginning at 12:01 a.m. on May 7, 1995, and ending at 12:01 a.m. on May 10, 1998.


                                      PURPOSE

  The general purpose of this Agreement is to promote the mutual interest of the Union and the Company, to provide for the operation of the plant of the Company under methods which will further to the fullest extent the safety and welfare of the employees, economy of operation, quantity and quality of production, and elimination of waste. It is recognized by this Agreement to be the duty of the Union and its members and the Company to cooperate fully, individually and collectively, for the advancement of these conditions.


                    ARTICLE I - RECOGNITION AND UNION SECURITY

  1. The Company recognizes the Midwestern Industrial Council and affiliated Local Union No. 1363 of the United Brotherhood of Carpenters and Joiners of America as the exclusive collective bargaining agent for all its production and maintenance employees (including firemen) of the Company at Oshkosh, excluding sales, office and clerical employees, watchmen, professional, administrative and supervisory employees as defined in the National Labor Relations Act.

  2. The Company agrees not to discriminate against any employee because of his Union membership or proper Union activities.

  3. It shall be a condition of employment that all employees of the Company covered by this Agreement who are members in good standing on the effective date of this Agreement shall remain members in good standing. It shall also be a condition of employment that all employees of the Company covered by this Agreement who are hired on or after the effective date of this Agreement shall, upon completion of their forty-five (45) workday probationary period, become and remain members in good standing of the Union.

       "Membership in good standing" shall mean the payment or tender of the periodic dues and initiation fee uniformly required as a condition of acquiring or retaining membership in the Union.

  4. For those employees in the collective bargaining unit who have given the Company a lawful authorization card, the Company will deduct, from the first pay check for each month, monthly Union dues for the month in which the deduction is made and, if owing by the employee, an initiation fee in the amounts approved by the International Union. Deductions thus made shall be mailed by the Company to the duly authorized officer of the Local Union within five (5) days after said deductions are made.

       a. The Union shall indemnify and save the Company harmless against any and all claims, demands, or other form of liability arising out of or by reason of action taken or not taken by the Company in reliance upon the authorization cards referred to in paragraph 4 above for the purpose of complying with any of the provisions of this paragraph.


                              ARTICLE II - MANAGEMENT

  1. Except as expressly limited by other Articles of this Agreement, the management of the plant and the direction of the working force, including the right to transfer, hire, suspend, or discharge for proper cause, and the right to relieve employees because of lack of work or for other legitimate reasons, to determine the products to be produced or manufactured, and the right to introduce new or improved methods or facilities is vested exclusively in the Company.

  2. Nothing in this Agreement shall be deemed to limit or restrict the Company in any way in the exercise of the regular and customary function of management except as otherwise expressly provided for in this Agreement.

  3. No production work shall be performed by non-bargaining unit personnel which is normally performed by employees within the bargaining unit except for instructional purposes, experimental work, inspection or in case of emergency where the performance of work by excluded personnel may be required to preserve or protect the property of the Company and expediting production in the absence of bargaining unit personnel.

       The Company agrees to notify the Union prior to any work being performed by non-bargaining unit personnel.


                     ARTICLE III - HOURS OF WORK AND OVERTIME

  Hours of work for operations that are on a one-shift, two-shift or three-shift operation that operates Monday through Friday shall adhere to the following:

  1. The normal workweek shall be forty (40) hours, which will normally consist of five, eight (8) hour days, Monday through Friday, provided that this is not interpreted as a guarantee of eight (8) hours of work per day or forty (40) hours of work per week. The Company agrees to discuss in advance with the Shop Committee any reduction of the workweek below forty (40) hours and with the understanding that all part-time and probationary employees will be laid off. Except where production requirements make alternate scheduling necessary, each normal workday shall be from 7:00 a.m. until 12:00 Noon and from 12:30 p.m. to 3:30 p.m. The Company will notify the union of a schedule change in advance and those employees affected will receive at least five (5) days notice of such change.

       When an entire department or work center is scheduled to work weekday overtime, the Company may schedule the start of the first shift at 6:00 a.m. The regular Saturday overtime work schedule will be set to begin at either 6:00 a.m. or 7:00 a.m. In making these decisions, the Company will make a good faith effort to accommodate those employees who have a legitimate conflict with the changed starting time.

       a. The normal workweek for firemen at the main plant shall be 40 hours which normally will consist of five (5) eight-hour days. Every fourth week shall be a 48-hour workweek. This shall not be interpreted as a guarantee of 40 or 48 hours of work per week or of 8 hours of work per day. The Company agrees to discuss in advance with the Shop Committee any reduction of the workweek below the hours listed above. The shifts of the firemen at the main plant shall be established by the Company after consultation with the Shop Committee.

       b. Firemen at the main plant shall eat their lunch during their regular eight-hour shift at any time they desire but shall continue to perform their normal duties as required during said shift.

       c. There may be times when an energy emergency exists or the Company's supply of energy is curtailed or may be curtailed during a particular shift. In order to maintain employment and production while remaining competitive during these periods, the Company may adjust starting times and/or the normal workweek without penalty of
            Article V, #5 or Article III, #2 as conditions demand.

            Prior to implementing the above, the Company agrees to discuss the reason for the implementation with the Shop Committee.

  2. All time worked by any hourly paid employees in excess of eight (8) hours in any workday, or in excess of forty (40) hours in any workweek, shall be paid for at the rate of time and one-half. THERE SHALL BE NO PYRAMIDING OR DUPLICATION OF OVERTIME RATES.

       a. The Company agrees that they will first try to run needed overtime in order to meet production requirements during the normal workweek. However, if production needs cannot be met or because of scheduling difficulties and/or material shortages, the Company will then and only then schedule additional overtime work.

            The Company also agrees to post a notice for Saturday overtime at least twenty-four (24) hours prior to the starting time.

       b. The Company will guarantee its employees one weekend off in the months of June, July and August. However, if during any of these months the employee volunteers to work or a plant shutdown occurs, this guarantee for that month does not apply.

            An employee may be excused from working weekend overtime (1) where work to be performed is on a Sunday, (2) where the employee is scheduled to work on a Saturday that follows a holiday observed on a Friday, (3) where another qualified employee on the shift is readily available and willing to perform the overtime work, or (4) where an employee was given approval by the Company at least one
            (1) week in advance to schedule a Friday vacation day.

  3. As conditions arise the hours of work will be adjusted by the Company and Shop Committee.

  4. All work performed on Saturday, except for work on shifts starting on the preceding Friday and continuing into Saturday, shall be paid for at one and one-half times the employee's straight-time hourly rate.

       All time worked by firemen in excess of eight hours in any workday, or in excess of forty hours in any workweek, shall be paid for at the rate of time and one-half, provided that in no event shall overtime premium be paid twice for the same hours worked, and provided further that overtime premium shall not be paid under this paragraph solely because of normal rotation of shifts by firemen at the main plant.

  5.   Double time shall be paid for all work performed on Sunday.

       Firemen at the main plant who are required to work a seventh consecutive day in a workweek shall be paid double time for all hours worked on such day, provided that the employee has worked 40 hours or more during the preceding six days.

  6. Any employee reporting to work for whom there is no work available or who works less than four (4) hours shall be entitled to four (4) hours pay. This shall not apply for events such as "acts of God, utility failure, major mechanical breakdown, government restrictions, fire, floods, riots, civil commotions, the failure or refusal of a group of employees to report for or perform their work or causes beyond the control of the Company."

  7. Work may be carried on in one or more shifts. If work is carried on in more than one shift, no split shift shall be allowed. Each shift will follow the other except that the Company may schedule a regular eight-hour third shift to begin at 10:30 p.m. and end at 7:00 a.m. When such a shift has been established, the Company shall have the right to assign employees on that shift to any work that needs to be performed.

       a. EXCEPTION: Part-Time Employees -- If the Company is unable to fill its production requirements and its need for full-time personnel on any shift, it may, after exhausting layoff and recall rights of employees under the Contract, hire part-time personnel to fill its needs.

  8. The Company will try to equalize overtime wherever practical between the same jobs within the same department and shift.

  9. Changes in working hours for watchmen and employees doing maintenance work may at the request of either party be discussed by the Shop Committee, the Company and the employee affected.

  10. Break Period: A paid ten (10) minute break period will be allowed approximately in the middle of the first half of all work shifts and a paid ten (10) minute break period will be allowed approximately in the middle of the second half of all work shifts. Whenever production or maintenance needs allow, the break time shall be the same from one department to the next.

  11. Absence: Whenever because of illness or other good reason it is necessary for an employee to be absent from work, he shall notify the Company one hour, if possible, before the start of his shift so as not to inconvenience other employees and the Company.

       When the employee returns to work after such an absence, if possible, he will give the Company notice on the preceding workday in order that a place can be made ready for him.

       a. It is understood that absences must be evidenced by an absentee slip signed by the individual employee and given to the authorized Company representative.

  12. When an employee is called in to work by the Company for an emergency or breakdown, the employee will receive two (2) hours of pay plus time worked.


                               ARTICLE IV - HOLIDAYS

  1. The following shall be observed as holidays: New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the Friday after Thanksgiving, the day before Christmas, Christmas Day, Good Friday and the day before New Year's. The days on which these holidays will be observed during the term of this Agreement is outlined in Schedule E. All full-time employees who have acquired seniority shall receive pay for eight (8) hours at their respective straight time hourly rate for the day on which the holiday is observed.

       Each year there will be a floating holiday. During the term of this Agreement, such paid holiday shall be at each employee's discretion provided the date selected is approved in advance by the Company.

  2. Holidays falling on Saturday will be observed on the preceding Friday. Holidays falling on Sunday will be observed on the following Monday. If an employee works on a holiday, except firemen, he shall be paid, in addition to his applicable number of hours of straight time holiday pay, double time for all hours actually worked on such holiday.

  3. To be eligible for full holiday pay, an employee must work the full scheduled shift preceding and the full scheduled shift following such holiday, or supply acceptable excuse for the absence. However, when an employee is absent during the first half of a shift on the day preceding a holiday, or during the last half of a shift following a holiday, holiday pay shall be reduced only by the amount of time an employee is absent on such shifts.

       a. If any employee is scheduled to and accepts work on a holiday and fails to do so, he shall not be eligible for said holiday pay, unless he provides the Company with an acceptable excuse for such absence.

  4. It is understood that absences must be evidenced by absentee slips signed by the individual employee and given to the authorized Company representative.

  5. Double time shall be paid for all work actually performed on holidays, except firemen, in addition to eight (8) hours of straight time holiday pay. No work shall be performed, except firemen, on Independence Day, Christmas Day, or Labor Day, except to protect life or property or to meet customer demands.


                                 ARTICLE V - WAGES

  1. Effective May 7, 1995, all active employees on the payroll will have their straight time hourly rate at the step they presently occupy increased by $0.30 as shown on attached Schedule "A".

  2. Effective May 5, 1996, all active employees on the payroll will have their straight time hourly rate at the step they presently occupy increased by $0.25 as shown on attached Schedule "B".

  3. Effective May 4, 1997, all active employees on the payroll will have their straight time hourly rate at the step they presently occupy increased by $0.25 as shown on attached Schedule "C".

  4. Any new employees hired in any department and classified as "Helper" will be paid as per Schedules "A", "B" and "C". The Company at its option may advance such "helpers" to the completion of probation rate or the 181-day rate before time required.

  5. Shift Differential: A differential of $0.25 per hour shall be paid for people assigned to work on the second shift. A differential of $0.30 per hour shall be paid for people assigned to work on the third shift. This includes firemen.

  6. Any employee temporarily assigned or advanced to a job in a higher grade classification will be paid the rate of such job grade at the same step that they presently occupy.

  7. Probationary/starting, completion of probation, 181-day, 271-day, 366-day, 455-day and 545-day rates are listed in Schedules "A", "B" and "C".

  8. Any employee reduced to a lower job grade classification will be paid the maximum rate of the lower job classification, unless such employee's current straight time hourly rate is lower than the maximum. In such cases the employee will retain his rate until the completion of probation, 181-day, 277-day, 366-day, 455-day or 545-day rate applies.

  9. Classification of New Jobs: New jobs or jobs not now classified shall be classified within six (6) weeks and shall be retroactive. The present job evaluation shall be brought up to date. The Company shall furnish to the Union a copy of the job evaluation book, which contains the job evaluation date and all descriptions. New jobs or jobs that have been modified beyond the present job descriptions shall have new descriptions. The labor grade and rate into which a new or modified job shall be determined in accordance with the prescribed job evaluation program. Job descriptions and rates for new or modified jobs shall be submitted to the Union Job Evaluation Committee. Any disagreement between the Company and the Union Committee in regard to new or modified jobs shall be resolved by Article XVII, Grievance and Arbitration.

  10. It is recognized that the Company may at its discretion assign "leaders" to lead small groups in assigned tasks. Lead pay rates for the term of this agreement are outlined in Schedule "G".


                              ARTICLE VI - SENIORITY

  1.   APPLICATION OF SENIORITY:

       Seniority shall govern the order of layoffs, recalls and promotions to the extent provided in the succeeding provisions of this Article.

  2.   DEFINITION OF SENIORITY:

       Seniority is defined as the employee's length of continuous service at the Company's plant commencing with such employee's most recent date of hire.

  3.   PROBATIONARY EMPLOYEES:

       A new employee and any employee hired after a break in service as defined in Section 4 of this Article shall have no seniority and may be laid off or discharged at the sole discretion of the Company until he has actually worked forty-five (45) days and shall during that period be considered a probationary employee. At the end of the forty-five (45) workday period of continuous active employment, such employee's seniority shall be computed from his most recent date of hire.

  4.   LOSS OF SENIORITY:

       Any employee's seniority and employment shall terminate upon the occurrence of any of the following:

       a.   Discharge or voluntary quitting of employment;

       b. Failure to report for work after a layoff within five (5) calendar days after a written notice of recall has been sent by the Company to the employee at his last known address on record in the employee's personnel file with a copy to the Union, unless the employee is prevented from so reporting by illness or other satisfactory reason and notifies the Company within the above stated five (5) calendar days of such conditions;

       c. Absence from work due to layoff or absence due to bona fide injury or illness which renders the employee incapable to work shall retain seniority if he returns to work within twenty-four (24) consecutive months after the absence commenced, or within a period equal to the seniority which he had when the absence commenced, whichever is shorter;

       d. Absence from work for two (2) consecutive workdays without notification to the Company or with a reason not acceptable, except in cases where it is impossible to notify the Company and such impossibility is supported by evidence presented by the employee which is satisfactory to the Company;

       e. Absence exceeding the period for which a leave of absence has been granted or extended unless the employee's excuse is satisfactory to the Company;

       f. Acceptance of other employment while on leave of absence unless agreed in writing by the Company;

       g.   Retirement.

  5.   SENIORITY LIST:

       The Company shall post on bulletin boards and provide each Union steward and officer with a current seniority list every January 1 and July 1. The seniority list shall contain the employee's name, most recent date of hire, most recent job title and job grade classification. Such seniority lists shall become official unless challenged by the Union under the grievance procedure within five (5) workdays after such lists are posted.

  6.   TEMPORARY REDUCTIONS IN FORCE:

       Temporary reductions in force for periods of fourteen (14) consecutive calendar days or less shall be made by the Company without regard to the length of service of affected employees. Such brief reductions resulting from production irregularities, machinery failure, lack of materials, etc., shall normally affect only those employees in that production area. Any holidays occurring during this period shall be paid for by the Company to the employees temporarily laid off who are eligible for such pay. Persons displaced because of a temporary reduction in force shall be given preference for other available work based on their seniority provided that they have the present ability to perform such available work. In the event insufficient numbers of employees make themselves available for such work, the Company may at its option assign the least senior qualified employee to such work.

  7.   REDUCTIONS IN FORCE AND LAYOFF:

       In the event of layoffs or departmental reductions in force, the procedure shall be as follows:

       a.   The Company shall notify the Shop Committee as soon as possible.

       b. The Company will post a notice twenty-four (24) hours prior to layoffs of the initial people to be affected.

       c. Probationary employees and part-time employees will be laid off before permanent employees are laid off. Probationary Maintenance employees above Labor Grade 8 may be maintained by the Company.

       d. Layoffs in excess of fourteen (14) consecutive calendar days shall be made by inverse order of plant-wide seniority except that an employee whose qualifications are needed for the remaining work may be retained provided there is no senior employee subject to layoff who is qualified to perform the work involved.

       e. When it is necessary to reduce the workforce in a department, the Company will transfer employees out of the department by inverse order of plant-wide seniority provided the employees remaining in the department are qualified to perform the remaining work.

            Employees transferred out of their department during such a departmental reduction in force shall have an opportunity to bid on posted jobs notwithstanding any previous job bids they may have exercised. An employee who exercises a job bid during a reduction in force shall not forgo any rights he may have under Section 8b of this Article. If there are no job postings available, the Company may transfer such employees to available work in other departments. In making such transfers, the Company will take into consideration the seniority and qualifications of the affected employees and their expressed interests. Such employees will also have the opportunity to take a voluntary layoff rather than be assigned to an available opening.

            Where reductions in grade occur within a department because of a reduction in force, the Company will transfer an employee to the next lowest grade within the department provided such employee has more seniority than the employee he displaces in that job grade. If the lower job is labor grade 6 or above, the employee being considered for transfer must be qualified to perform the duties of the job.

  8.   RECALL AND EXPANSION OF FORCE:

       a. The employee on layoff with the greatest plant-wide seniority shall be entitled to be recalled to any available work within the plant, regardless of department, which such employee is qualified to perform with minimum familiarization. Should the senior laid off employee decline a recall to available work in the plant, such employee will be bypassed and recalled thereafter only to the job grade classification in the department he last worked or to his regular job in the department. The Union will be notified of the names of the employees laid off and recalled.

            When an opening develops, the senior qualified employee on layoff who held the job title or an employee who had been temporarily transferred to such job for a period of 21 total full working days and can perform the job with minimum familiarization will be recalled to work without posting the position.

            When an opening develops and there are no qualified employees, the job will be posted and if the job is not filled or it is a grade 2 and below, the least senior employee on layoff must return regardless of qualifications, shift and/or grade after all laid off senior employees have been offered the opportunity to return to work and have refused.

       b. When filling a vacancy, the Company will first return to the job the most senior qualified employee who was displaced from the job in question within the previous one-year period provided such employee is in the same or a lower labor graded job.

  9. Employees with more than one (1) year of seniority serving as Union President, Vice President, Treasurer, Financial Secretary, Recording Secretary, Shop Chairman or Department Steward shall be put at the top of the plant seniority list for purposes of layoff, provided they are involved in the processing of grievances and on-the-job contract administration.
       Except where there is a need for his specific skills, a Union steward will not be transferred from his department, or shift as long as there is work available which he is qualified to perform.

       When it becomes necessary to eliminate or consolidate work centers, cost centers, or departments the department steward representing the employees affected will continue as the union representative for the new or revised department provided there is work remaining which he is qualified to perform.


  10.  JOB BIDDING:

       a. It is understood and agreed that in all cases of promotions the following factors shall prevail:

                 1) length of service
                 2) knowledge, training, skill and efficiency
                 3) absentee/tardiness record.

            For Labor Grade 6 jobs or better, where all factors are relatively equal, length of service shall govern. For Labor Grade 5 jobs or lower, seniority and absentee/tardiness record shall be the governing elements for promotions. When length of service is not followed, the Company shall immediately notify the Shop Committee Chairman in writing of the fact and the reason thereof, subject to the grievance procedure. Permanent vacancies for jobs Labor Grade 2 and below are not subject to the bidding procedure; they will automatically be filled by in-house placements or new hires. Permanent vacancies for all other jobs will be posted, except in the case where there is an immediate need for an experience maintenance employee. Regular apprentice positions will be posted.

            Employees wishing to be considered for specific job openings that may develop in any job grade may identify those jobs by completing a job bid form in the Personnel Office. An employee can have up to five (5) job bid form requests active at one time. A job bid can be cancelled or changed at any time by advising Personnel and completing the appropriate form.

            All job openings in Labor Grade 3 and above will be posted for two
            (2) days. When an opening develops in Labor Grade 5 and below, the most senior employee who responds to the posting and among those with a job bid on file will be offered the job. For Labor Grade 6 and above, the most qualified senior employee who responds to the posting and from those who have a job bid on file will be offered the job. An employee may refuse the job offer without penalty of consideration for other jobs for which he may be the successful bidder.

            The Shop Committee has the privilege of calling to the Company's attention the qualifications of any employee. The Company shall give the Shop Committee Chairman in writing, within five (5) working days after a vacancy occurs, the decision concerning the award of job/jobs. If there are no qualified bidders, the Company may fill said vacancy as they see fit.

            Where the Company needs to train for special back-up skills for certain positions in labor grade 6 and above, it will post such positions as trainee positions. The senior employee who responds to the bid will be selected and provided the opportunity for such training which will be accomplished through temporary assignments. After completing training such employee will be assigned to fill in on the job for which he was trained as required. When a permanent vacancy occurs for such position the senior trained employee will be required to fill the opening provided it is on the same shift as he is.

       b. An employee who was a successful bidder to a higher graded job will not be eligible to bid to another higher graded job for a period of six (6) months or to the same or lower graded job for a period of twelve (12) months.

            This may be waived when mutually agreed to by the Company and the Union.

       c. Employees will be allowed to bid for positions in the same or lower job grades in accordance with the provisions listed above in this Article. However, employees who are recognized as the successful bidder to any such job will be restricted from bidding for twelve
            (12) months.

       d. An employee who is offered and refuses a second job bid within a period of one (1) year will not be eligible for another job bid consideration for a period of six (6) months.

       e. Employees who have less than twelve (12) months of seniority are ineligible for job bidding unless agreed to by the Company.

       f. When new jobs, departments and/or shifts are established, all jobs will be posted regardless of job grade. Employees wishing to be considered for these jobs will have two (2) days, including the day posted, to fill out a bid sheet.

       g. Any employee who has an active warning on file for absenteeism/tardiness is ineligible to bid for a period of six (6) months from date of last warning.

       h. If there are no job bids on file, the job will be posted by department, specific job and shift for two (2) days.

  11.  REASSIGNMENT TO LOWER LABOR GRADE:

       Should it be determined that an employee does not possess the ability to perform a work operation to which he is assigned, the employee shall be removed from said job and shall be placed by the Company into an available position which he is qualified to perform. If there is no available opening, such employee shall be placed in a Labor Grade 3 position in accordance with his relative seniority.

  12.  TRANSFERS:

       Temporary Transfers -- twenty (20) consecutive days or less:

       a. The Company agrees where practical to transfer the least senior qualified employee.

            1) If transferred to a lower job classification, no change to the employee's straight time hourly rate will be made.

            2) If transferred to a higher graded job, the employee will be paid at the rate of the job at the same step they presently occupy for all hours worked in a day if such temporary assignment is for a period in excess of four (4) hours in the day. Upon return to his former job duties the employee will receive the straight time hourly rate in effect at time of temporary transfer.

            3) Transfers from shift to shift will be made first with the agreement of the affected employees. If insufficient numbers of employees make themselves available for such work, then the Company shall where practical make such transfers on the basis of the least senior qualified employee being transferred. Whenever practical, a notice of five (5) calendar days will be given to all employees before shift transfers are made.

       b. Employees will not be transferred from their job if there is work on their job unless they agree to the transfer or there is no other qualified person on that shift to fill the job.

       Permanent Transfers:  twenty-one (21) consecutive working days or more:

       a. Employees may request to be transferred to lower job grade classifications and the Company will, where practical, honor such requests as vacancies occur and where plant efficiencies can be maintained.

       b. Any employee with twenty (20) or more years of seniority having become unable to perform his job to Company standards shall be given preference to such light work as may be available and which such employee can do.

       c. Any employee transferred from one department to another will retain his plant-wide seniority.

       d.   The rates for transferred employees shall be paid as follows:

            1) If transferred to a higher job grade classification, immediately upon beginning work the employee shall be paid in accordance with Article V, #6.

            2) If transferred to a lower job grade classification, immediately upon beginning work the employee shall be paid in accordance with Article V, #8.

  13. The Company will notify the Shop Chairman as to layoffs or recalls no later than five (5) workdays after such events occur.


  14. Provided there is no interference with the proper staffing of each shift with qualified employees, an employee with seniority may replace a junior employee on a different shift in the same department and job classification subject to the following:

       a. that both employees involved are qualified to perform each other's work and

       b. that both employees have at least twelve (12) months of experience on the job and in the department

       Such requests for shift transfer must be made in writing. No more than one shift preference shall be granted to any one employee in any twelve
       (12) month period. An employee affected by the granting of a shift preference will receive at least 30 days notice prior to such change in shift assignment taking place. This provision will become effective as of 1/1/96 at which time the twelve (12) month period referred to in (b) above shall begin.
  15. Any employee transferred out of the bargaining unit to another position with the Company shall not continue to accumulate seniority while out of the bargaining unit, but upon subsequent transfer back into the bargaining unit shall retain the seniority which he had at the time of transfer out of the bargaining unit and shall be placed by the Company into an available position which he is qualified to perform in Labor Grade 5 or below. If there is no available opening, such employee shall be placed in a Labor Grade 3 position in accordance with his relative seniority.

  16. Minimum familiarization shall be defined as a maximum period of four (4) hours during which the affected employee may familiarize himself with the operation and demonstrate his qualifications in performing the work. This is not to be considered training.

  17. Summer help will have no seniority rights over permanently hired employees.

       If a summer help employee decides to remain with the Company as a permanent employee and the Company has an opening for which they want to slot the person, the employee's seniority will be his last date of hire.

       Summer help employees are ineligible for any benefits and will be required upon completion of their probationary period to pay a monthly fee equal to the monthly Union dues excluding the initiation fee. If they elect to remain as full time employees, the Union initiation fee must be paid.

  18. Prior to implementing its decision on who will be laid off during a permanent reduction in force, recalled from lay off, or awarded a job bid to a position in labor grade 6 or above, the Company will discuss the reasons for its pending action with the Shop Chairman.


                               ARTICLE VII - PAYDAYS

  Paydays shall be weekly and pay checks delivered to the employees during the regular working hours at their respective places of employment on Thursday of each week. When the plant is closed down on Monday, or when Monday is observed as a holiday, payday shall be on Friday of that week.

  First, second and third shift employees shall be paid on Thursday. However, the Company reserves the right to change payment back to Friday if absenteeism within a department and/or shift is deemed by the Company to be excessive on the Friday after payday.

  Employees who work during a scheduled vacation shutdown shall be paid on their normal payday.


                         ARTICLE VIII - EQUAL OPPORTUNITY

  The Company and the Union separately and jointly agree that all terms and conditions of this Agreement will be applied equally to all employees regardless of age, race, creed, color, sex, disability or national origin. Wherein the text of this Agreement words of masculine gender are used, they shall be interpreted to denote either masculine or female gender.


                        ARTICLE IX - WORK RELATED INJURIES

  Any employee who is injured in the performance of his duties to such an extent as to require medical attention by a physician away from the premises shall not lose pay for the time away from the plant for the day of injury (excluding scheduled overtime) provided he returns to work promptly upon leaving the physician`s office, or the physician certifies that the employee is unable to return to work on that day. For subsequent visits to the doctor for on-the-job injuries, the employee shall be compensated by the Company as above, provided the appointment was made by the doctor and no other payments are made under any compulsory disability act and/or law or Company-paid benefit plan.


                           ARTICLE X - LEAVE OF ABSENCE

  1. Any employee selected by the Union as a delegate to a convention or other official Union business will be granted a leave of absence from the Company and shall not be discriminated against in any way because of the necessary time off; provided, however, that the request is submitted in writing to the Company one (1) week prior to the date of the requested leave. The Company reserves the right to limit the number of employees off from any one area and/or job. Where unusual circumstances are involved, the Company will give consideration to a shorter notice requirement for the President and Chairman of the Shop Committee.

  2. An unpaid leave of absence will be granted to not more than one (1) full time employee who is elected or appointed to a full time position with the Union. The duration of such leave is not to exceed one (1) year unless a renewal of the leave is granted by the employer. At least fifteen (15) days prior notice must be given before such leave will be granted, and employees returning from such leave must provide the employer with fifteen (15) days prior notice. Such leave shall not affect the employee's seniority.

       If the employee returns to work, said employee shall be slotted into an open position of a Labor Grade 3 or lower or unfilled posted job.

  3. Personal leaves of absence may be granted without pay or benefits, unless identified in the terms of the Agreement, for acceptable personal reasons for periods not to exceed thirty (30) calendar days consistent with the Company's ability to meet production requirements.

  4. Employees who have completed their probation period shall be granted a leave of absence without pay or benefits, unless identified in the terms of the Agreement, for periods not to exceed twenty-four (24) months or length of service, whichever is less, for a proven inability to work because of illness or injury.

  5. Where required, the Company will grant other leaves of absence under applicable federal and state law.


                           ARTICLE XI - MILITARY LEAVES

  Military leaves will be handled in accordance with applicable regulations.


                             ARTICLE XII - DEDUCTIONS

  There shall be no deductions of any kind from an employee's check except as required by law or as mutually agreed upon between the individual employee and the Company from time to time. This provision would not prohibit the Company from making deductions for payroll errors. When making such deductions, the Company will upon request make the appropriate adjustment for the tax effect of the deduction.
                           ARTICLE XIII - SHOP COMMITTEE

  1. A Shop Steward Committee shall be selected by the Union to confer with the Company as to matters of mutual interest. There may be one (1) Union steward for each group of bargaining unit employees supervised by a foreman.

  2. The Union Officers and Union department representatives agree to use their best efforts in maintaining production of all departments of the plant.

  3. The Shop Committee shall meet with the Company outside of normal working hours, except by consent of the Company, at a time mutually agreed upon between the Shop Committee and the Company.

  4. Meetings between the Shop Committee and the Company shall be once a month unless special matters arise which need immediate consideration; in these cases, the Company and Shop Committee will mutually agree to a meeting time. A maximum of seven (7) Shop Committee personnel will be entitled to attend at one time.


  5. The Shop Chairman may with the advance permission of his supervisor leave his department for the purpose of exercising his responsibilities as outlined in Article XVII. When he is granted such permission, his regular wages will continue while he is absent from his job provided he takes only such time as is reasonably necessary for the exercise of his contractual responsibilities.


                            ARTICLE XIV - JURY DUTY PAY

  Employees actively employed who have one (1) year or more of seniority and who are required to serve on a jury panel shall (upon presentation to the Company of satisfactory evidence of their being required to serve, their time spent in jury service and the amount of compensation received) be paid the difference between their straight time hourly rate of pay (based upon eight
  (8) hours per day) and the amount of compensation received for jury service for a maximum period of thirty (30) working days during any calendar year.

  First shift employees who are released from jury service before noon on the day for which they are claiming reimbursement are expected to return to work promptly. Second and third shift employees released before 10:30 a.m. are expected to report to work for their scheduled shift that day. First shift employees who are released from jury service after the noon break shall be excused from work that day. Second and third shift employees released after 10:30 a.m. shall be excused from working their shift that day.


                           ARTICLE XV - BULLETIN BOARDS

  1. The Company agrees to continue to furnish bulletin boards as agreed upon by the Company and the Union. The number of boards will be equal to the number of time clocks and they will be located next to these time clocks or their equivalent in an accessible and visible location. The boards will to be used for the following purposes by the Union:

       a.   Notices of Union recreational and social affairs;

       b.   Notice of Union elections;

       c.   Notices of Union appointments and results of Union elections;

       d.   Notices of Union meetings;

       e. Interpretation of laws, governmental regulations and National Labor Relations Board rulings and decisions.

  2. It is understood and agreed that the keys to said bulletin boards will be delivered to the Chairman of the Shop Committee who shall be responsible therefore.


                              ARTICLE XVI - WARNINGS

  1. The Union reserves the right to protect the reasonability of discipline through the grievance procedure. Copies of all written warnings and disciplinary notices shall be delivered to the President, Chairman of the Shop Committee and to the Union Steward of Local Union No. 1363. The Company agrees that it will make a good faith effort to notify the Chairman of the Shop Committee or the President's designated representative of its intent to terminate a member of the bargaining unit prior to such action.

  2. In addition to the notice of warning in paragraph #1 above, the Company further agrees that it will request the presence of the applicable Shop Committee member when suspending and/or terminating members of the bargaining unit.

  3.   This Article shall not apply to probationary employees.


                      ARTICLE XVII - GRIEVANCE & ARBITRATION

  1. For the purpose of this Agreement, a grievance is defined as any dispute or disagreement between an employee or employees and the Company or the Union and the Company as to the interpretation or application of this Agreement. All grievances shall be resolved in an orderly manner as provided in this Article.

       STEP 1. An employee who has a complaint must initiate a grievance within five (5) scheduled working days from the time the employee involved first knew or could have known of the facts giving rise to the complaint. An employee shall first discuss his complaint or grievance with his immediate Supervisor and may request the area's Union Steward be present during such discussion. Every effort shall be made to settle the complaint in this manner.

       STEP 2. If the grievance is not resolved in Step 1 and the Union Steward was not involved, the employee and his Union Steward will within three (3) scheduled working days of the Step 1 discussion initiate another discussion with his Supervisor. The Supervisor will provide his response within three (3) working days after such discussion.

       STEP 3. If the grievance is not settled in Step 2, it will be referred within five (5) scheduled working days following the Step 2 discussion to the area General Supervisor or designated representative who will arrange a meeting to discuss the issue with the Chief Steward, the Department Steward, and the Department Supervisor. The Company will provide a response to the grievance at another meeting to be arranged within three (3) scheduled working days of this meeting.

       STEP 4. If the grievance is not resolved in Step 3, the matter will be submitted within three (3) scheduled working days in writing to the Human Resources Manager for discussion at the next monthly grievance meeting. Such meeting shall occur on the Wednesday following the second Tuesday of each month beginning at 1:30 p.m. and shall be attended by two (2) members from the Company and two (2) members chosen by the Union. This Committee shall attempt to resolve the grievance. The Company will give the Union its final answer in writing within five (5) scheduled working days of this meeting. If the parties decide an additional monthly meeting is necessary, it will be scheduled at a mutually convenient time.

       STEP 5. If the grievance is not resolved in Step 4, the Federal Mediation and Conciliation Service may be requested to supply a panel of seven (7) Arbitrators by either party within two (2) weeks. The parties will thereafter meet or otherwise confer to select the Arbitrator. The Union and the Company shall each have the right to strike three (3) names, the last remaining named person shall be the Arbitrator.

       * Time limits set forth above may be extended by mutual written agreement of the parties.

       * The Arbitrator so selected shall schedule a prompt hearing at which time he shall have the power to make determinations of facts of the questions submitted to him and apply them to the provisions of the Agreement alleged to have been violated.

       * No arbitrator shall have the jurisdiction or authority to add to, take from, nullify or modify any of the terms of this Agreement or to impair any of the rights reserved to the parties under the terms thereof.

       * The decision of the Arbitrator shall be in writing and shall be final and binding upon the Company, Union and the affected employees.

       * The Company and the Union shall be responsible for one-half of the expenses and fees of an arbitrator designated under this Article.

  2. Grievances pertaining to suspension and/or discharges will be taken to Step 4 and will be discussed by the parties within five (5) scheduled working days of their submittal, provided they were submitted within five (5) scheduled working days by the aggrieved employee.


                             ARTICLE XVIII - VACATIONS

  1. Wherever practical and feasible, the Company agrees that at least a minimum of 5% of the employees per department will be allowed off in any one workweek. In those years where the Company does not declare a summer vacation shutdown, such minimum quota will be raised to 10% of employees per department in any one workweek during the months of June, July and August.

  2. The Company shall grant one (1) week vacation with pay to all employees who have one (1) year or more of continuous service on January 1 of the vacation year.

       a. The Company shall grant two (2) weeks vacation with pay to all employees who have three (3) years or more of continuous service on January 1 of the vacation year.

       b. The Company shall grant three (3) weeks vacation with pay to all employees who have nine (9) years or more of continuous service on January 1 of the vacation year.
       c. The Company shall grant four (4) weeks vacation with pay to all employees who have seventeen (17) years or more of continuous service on January 1 of the vacation year.

       d. The Company shall grant five (5) weeks vacation with pay to all employees who have twenty-five (25) years or more of continuous service on January 1 of the vacation year.

       e. Continuous service for vacation purposes is defined as actual employment from January 1 through December 31.

  3. Vacation may be scheduled by eligible employees by submitting a request to their immediate supervisor for desired time off. All vacation requests in increments of a full week or more must be submitted no later than March 31st of the vacation year. If vacation requests are submitted in writing prior to March 31st, they will be given on a first come, first serve basis. Seniority shall take precedence only when such vacation requests are received on the same day. Any vacation not scheduled by August 1st will be scheduled by the department supervisor and the employee involved. Vacation preferences will be honored on a seniority basis. The Company, however, shall have the right to adjust vacation preferences in order to meet its production requirements, giving preference insofar as practical to seniority and employee's preferences which may require eligible employees to reschedule vacations to other periods.

  4. For purposes of rescheduling vacations, employees should indicate their vacation rescheduling preference in writing a minimum of thirty (30) days prior to taking said vacation. Vacation rescheduling preference will be granted on a first come, first serve basis. Seniority shall take precedence only when such vacation rescheduling requests are received on the same day.

  5. The Company reserves the right to shut down operations for vacation purposes, provided notice is given no later than February 28th of each year.

  6. Such shutdown shall occur during the period of June 15th through August 15th. Employees shall be obligated to take vacation during this period except:

       a. Any employee not eligible for vacation during this period will be laid off if no work is available.

       b. Employees required to work during this period may schedule their vacations at other times, under the provisions of #4 of this Article.

  7. Holidays occurring within any employee's vacation period shall extend such vacation time off at the employee's option. Such extension must be used immediately preceding or following the vacation period.

       If a holiday falls within a summer vacation shutdown, holiday pay for such day will be added to the employee's vacation pay unless the employee schedules an additional day off at another time. Such additional day off must be scheduled within the guidelines as set forth in Section 1 of this Article.

  8. Vacations must be a minimum of five (5) consecutive workdays, except that employees who are eligible for two (2) weeks of vacation may take up to one (1) week, and employees that are eligible for three (3) weeks or more of vacation may take up to two (2) weeks of vacation entitlement one (1) day at a time provided they give at least one (1) week of advance notice and that Company approval is given in each instance. Where unusual circumstances are involved, the Company will consider less than one (1) weeks notice, but in no event will approval be given for day-at-a-time vacation when less than one (1) day of notice is provided. Employees who request day-at-a-time vacation in accordance with the one
       (1) week notice requirement and who are not advised about the status of their request within two (2) days will automatically be granted the time off they requested.

  9. Vacation pay shall be computed on the basis of each individual employee's W-2 earnings for the year:

       a. Employees with more than one (1) and less than three (3) years of continuous service shall receive two percent (2%) thereof;

       b. Employees with three (3) or more years but less than nine (9) years of continuous service shall receive four percent (4%) thereof;

       c. Employees with nine (9) or more years but less than seventeen (17) years of continuous service shall receive six percent (6%) thereof;

       d. Employees with seventeen (17) or more years of continuous service shall receive eight percent (8%) thereof; and

       e. Employees with twenty-five (25) or more years of continuous service shall receive ten percent (10%) thereof.

  10. A vacation proration will be paid to any employee retiring under the Morgan Pension Plan for Hourly Paid Employees and to beneficiaries of employees who die while in the Company's employ. Such prorated vacation pay will be calculated from January 1 immediately prior to an employee's date of retirement or death at the applicable percentage rate.

  11. Vacation pay shall be granted at the beginning of the vacation period. Where an employee takes day-at-a-time vacation, he will receive his vacation pay as part of his regular weekly check.

  12. All earned vacation time off must be taken and paid out in the year immediately following the vacation year in which it was earned. The taking of vacation pay in lieu of time off shall not be permitted, except as indicated in Section 7 of this Article.

  13. Employees who are on medical leave one (1) month or longer will have the opportunity to draw earned vacation pay during their medical leave. A&S benefits will not be affected by the employees decision to use vacation pay. Vacation will not be granted an employee returning from a leave of absence of thirty (30) days or more until they have worked at least sixty (60) days, unless mutually agreed to by the Company and the Union.

  14. Earned untaken vacation from previous year will be granted to a terminating employee.

  15. Employees who because of their being laid off have not taken their earned vacation from the previous year shall be issued a check for the equivalent amount owed by the Company upon their recall and return to work.

  16. Employees who request a vacation from the Company and are not advised within ten (10) days that said request is approved or denied will automatically be granted the time off.
  17. Any employee who has less than one (1) year of service as of January 1 will receive a prorated check and time off at the time of any vacation shutdown.


                            ARTICLE XIX - FUNERAL LEAVE

  1. In the event of the death of an employee's parent, spouse, child, brother or sister, stepchild, mother-in-law or father-in-law, or grandparents, an employee shall be granted a leave of absence of up to three (3) regular working days commencing with the date of death and ending with the first calendar day after the day of the funeral provided
       that he attends the funeral.   An employee granted such a leave shall be
       paid his regular straight time hourly rate for eight (8) hours for such days, provided said days are within the regular scheduled workweek of Monday through Friday and are days which the employee otherwise would have been scheduled to work. Before making any payment under this Section, the Company may require proof, satisfactory to it, of the employee's eligibility to receive a payment under this Section, including proof of death and relationship.

  2. In the event of the death of an employee's brother-in-law, sister-in-law, half brother, half sister, grandchild, current step-parent, or previously separated spouse provided there are dependent minor children, the employee shall be granted a leave of absence for one (1) day to attend the funeral of the deceased and shall be paid his regular straight time hourly rate for eight (8) hours for such day, provided said day is within the regularly scheduled workweek of Monday through Friday and the employee otherwise would have been scheduled to work. Before making any payment under this paragraph, the Company may require proof satisfactory to it of the employee's eligibility to receive a payment under this paragraph, including proof of death and relationship and proof that the employee attended the funeral.

       Any employee who falsifies information in order to collect pay under these paragraphs shall be subject to immediate discharge.


                             ARTICLE XX - UNION LABEL

  It is hereby understood and agreed by the Company and the Union that an application shall be made for the Union Label to the First General Vice President of the United Brotherhood of Carpenters and Joiners of America. If the application is approved, and the Union Label is issued by the United Brotherhood of Carpenters and Joiners of America to be placed upon the Company's products, it is understood and agreed that the Label shall remain the property of the United Brotherhood of Carpenters and Joiners of America and shall be at all times in the possession of a member of the United Brotherhood of Carpenters and Joiners of America; and, that said Union Label shall at no time be used in any manner that will be detrimental to the interest and welfare of the United Brotherhood. Use of said Label may be withdrawn from the mill, factory or manufacturing establishment of the Company at any time at the discretion of the International Union.


                         ARTICLE XXI - HEALTH AND WELFARE

  1. The Company and the Union have agreed to a program of benefits for employees in the bargaining unit represented by the Union and covered by this Agreement.
  2. The parties have agreed to a group insurance program for employees and their dependents, a copy of which has been provided to the Union and which will continue for the term of this Agreement.

  3. The pension program is set forth in the document entitled Morgan Products Ltd. Pension Plan for Hourly Paid Employees, a copy of which has been given to the Union. Said plan and all terms and conditions thereof shall be deemed to be part of this Agreement as if fully set forth herein.

       Subject to obtaining approval of the Internal Revenue Service, the Company will amend said Pension Plan for employees who retire on or after the following dates:

       a.   Effective May 7, 1995 -- increase pension $1.00 to $19.00

       b.   Effective May 5, 1996 -- increase pension $1.00 to $20.00

       c. The Company will continue to pay the pensions which it is now paying to retired employees who are not eligible for a pension under the Morgan Products Ltd. Pension Plan for Hourly Paid Employees in their present amounts.

  4. The plan provides 100% vesting after five (5) years of continuous service.

  5. Ten (10) years of service and no age requirement is established for disability retirement.


                      ARTICLE XXII - NO STRIKE -- NO LOCKOUT

  1.   NO STRIKE:

       The Company and the Union agree that the grievance and arbitration procedures provided herein shall be the sole and exclusive means of resolving all grievances arising under the terms of this Agreement; and further, that remedies and procedures provided by statute shall be the sole and exclusive means of settling disputes between the employees and the Company or between the Union and the Company. Accordingly, neither the Union nor the employees in the bargaining unit will instigate, promote, sponsor, engage in or condone any strike, slowdown, concerted stoppage of work or any other intentional interruption of work over any dispute involving the meaning, interpretation or application of the provisions of this Agreement. In the event that any employee or group of employees covered by this Agreement shall, during its term, participate or engage in any of the activities herein prohibited, the Union agrees immediately for the group of employees to cease such activity and resume work at once. The Company shall have the right to discharge or otherwise discipline any employee who engages in any of the activities prohibited by this Article; such action will not be subject to the grievance procedure.

  2.   NO LOCKOUTS:

       During the term of this Agreement the Company will not lock out any of its employees covered by this Agreement.





                  ARTICLE XXIII - EXTENT OF AGREEMENT AND WAIVER
  1. The parties acknowledge that during the negotiations each had the unlimited right to make demands with respect to any subject, and that the understandings and agreements are set forth in this Agreement. Therefore, the Company and the Union for the life of this Agreement each voluntarily and unqualifiedly waives the right and each agrees that the other shall not be obligated to bargain collectively with respect to any subject or matter referred to or covered in this Agreement, even though such subject or matter may not have been within the knowledge or contemplation of either or both of the parties at the time they negotiated or signed this Agreement.

  2. It is agreed that this written contract reflects the entire Agreement between the parties. Amendments or classifications of this Agreement mutually agreed upon shall be reduced to writing, attached to, and shall become a part of this contract.

  3. Any provisions herein, be it a clause, paragraph, sentence, section or Article, which in any way contravenes the laws of the United States or of the State of Wisconsin as established by the Federal or State Authority, shall be deemed not to be a part of this Agreement and the remainder of the Agreement shall not be affected thereby.


                       ARTICLE XXIV - CONTINUOUS OPERATIONS

  1.   24 Hour Normal Workweek Schedule

       The Company has the right to schedule continuous operations whenever customer demands, equipment limitations or process type operations require such. Continuous operations will normally consist of a first shift that works from 7:00 a.m. to 3:00 p.m., a second shift that works from 3:00 p.m. to 11:00 p.m., and a third shift that works from 11:00 p.m. to 7:00 a.m. The normal workweek for this type of a 3-shift operation will be Monday through Friday.

       The Company agrees to allow one (1) ten minute paid break in the first part of the shift and a twenty (20) minute paid lunch break. These breaks may be staggered to meet production needs.

  2.   Continuous Seven (7) Day Voluntary Work Schedule

       The only way the Company could go to a continuous work schedule is if people presently working in or on that operation would volunteer.
       People will not be forced out of their positions against their will. People could be hired or voluntarily switched around from those positions. New or idle equipment or jobs could be posted for continuous operations. If no one volunteers or bids, people could be hired.

       Also, the only penalty imposed on the employer in the form of premium pay will be time and one-half pay for all work performed on Sunday and shift premium.


                       ARTICLE XXV - TERMINATION OF CONTRACT

  The parties hereto within sixty (60) days prior to May 10, 1998, shall begin negotiations with each other for the purpose of considering the advisability of extension or renewal of the Agreement upon the same terms as herein contained or upon such terms as the parties may mutually agree. However, if no Agreement is reached by May 10, 1998, this Agreement shall be at an end unless the parties mutually agree to extend the life of this Agreement until a new Agreement is reached.
  FOR THE UNION:                     FOR THE COMPANY:

  ___________________________        __________________________


  ___________________________        ___________________________


  ___________________________        ___________________________


  ___________________________        ___________________________


  ___________________________


  ___________________________





                                    Schedule A
   EFFECTIVE:  May 7, 1995, the following straight-time hourly rates will apply:

Job                 Probationary/        Completion       181 Days*        271 Days*       366 Days*     455 Days*   545 Days*
Grade                  Starting         of Probation       6 Months        9 Months        12 Months     15 Months   18 Months

Helper                   7.97               8.15            8.63             8.87            9.11          9.35         9.89
         1               8.48               8.69            9.20             9.45            9.71          9.96        10.52
         2               8.52               8.74            9.25             9.51            9.77          9.98        10.58
         3               8.32               8.84            9.36             9.62            9.88         10.14        10.70
         4               8.42               8.95            9.48             9.74           10.00         10.26        10.83
         5               8.52               9.05            9.59             9.85           10.12         10.38        10.95
         6               8.64               9.18            9.72             9.99           10.26         10.53        11.10
         7               8.76               9.31            9.86            10.13           10.40         10.67        11.25
         8               8.88               9.44            9.99            10.27           10.55         10.82        11.40
         9               9.00               9.56           10.13            10.41           10.69         10.97        11.55
         10              9.14               9.72           10.29            10.58           10.88         11.15        11.73
         11              9.28               9.86           10.44            10.73           11.02         11.31        11.90
         12              9.73              10.34           10.94            11.25           11.55         11.85        12.46

*Continuous calendar days from date of hire

                                                      Schedule A-Maintenance
Skilled Maint
w/o J'man Card
4 yrs. exp.              9.94              10.56           11.18            11.49           11.80         12.11        12.42
6 yrs. exp.             10.56              11.22           11.88            12.21           12.54         12.87        13.20
8 yrs. exp.             11.30              12.00           12.71            13.06           13.41         13.77        14.12

Skilled Maint
w/o J'man Card:         11.30              12.00           12.71            13.06           13.41         13.77        14.12
1-2 yrs. exp.           11.66              12.39           13.12            13.49           13.85         14.22        14.58
2+ yrs. exp.            12.04              12.79           13.55            13.93           14.30         14.68        15.05

Skilled
Maint Tec               12.04              12.79           13.55            13.93           14.30         14.68        15.05
1-2 yrs. exp.           12.26              13.03           13.80            14.18           14.56         14.95        15.33
2+ yrs. exp.            12.49              13.27           14.05            14.44           14.83         15.22        15.61

Maintenance Apprenticeship Program
1st year                11.55
2nd year                11.73
3rd year                11.90
4th year                12.70
5th year                13.20



                                    Schedule B
   EFFECTIVE:  May 5, 1996, the following straight-time hourly rates will apply:

Job                 Probationary/        Completion       181 Days*        271 Days*       366 Days*     455 Days*   545 Days*
Grade                   Starting          of Probation     6 Months        9 Months        12 Months     15 Months   18 Months

Helper   7.87            8.15               8.63            8.87             9.11            9.35         10.14
         1               6.18               8.69            9.20             9.45            9.71          9.96        10.77
         2               8.22               8.74            9.25             9.51            9.77          9.98        10.83
         3               8.32               8.84            9.36             9.62            9.88         10.14        10.95
         4               8.42               8.95            9.48             9.74           10.00         10.26        11.08
         5               8.52               9.05            9.59             9.85           10.12         10.38        11.20
         6               8.64               9.18            9.72             9.99           10.26         10.53        11.35
         7               8.76               9.31            9.86            10.13           10.40         10.67        11.50
         8               8.88               9.44            9.99            10.27           10.55         10.82        11.65
         9               9.00               9.56           10.13            10.41           10.69         10.97        11.80
         10              9.14               9.72           10.29            10.58           10.86         11.15        11.98
         11              9.28               9.86           10.44            10.73           11.02         11.31        12.15
         12              9.73              10.34           10.94            11.25           11.55         11.85        12.71

*Continuous calendar days from date of hire

                                                      Schedule B-Maintenance


Skilled Maint
w/o J'man Card
4 yrs. exp.             10.37              11.02           11.66            11.99           12.31         12.64        12.96
6 yrs. exp.             11.00              11.69           12.38            12.72           13.06         13.41        13.75
8 yrs. exp.             11.75              12.49           13.22            13.59           13.96         14.33        14.69

Skilled Maint
w/o J'man Card:         11.75              12.49           13.22            13.59           13.96         14.33        14.69
1-2 yrs. exp.           12.14              12.89           13.65            14.03           14.41         14.79        15.17
2+ yrs. exp.            12.52              13.30           14.09            14.48           14.87         15.26        15.65

Skilled Maint Tec       12.52              13.30           14.09            14.48           14.87         15.26        15.65
1-2 yrs. exp.           12.74              13.54           14.34            14.74           15.13         15.53        13.93
2* yrs. exp.            12.98              13.79           14.60            15.01           15.41         15.82        16.22


Maintenance Apprenticeship Program
1st year                11.80
2nd year                11.98
3rd year                12.15
4th year                12.95
5th year                13.45


                                    Schedule C
   EFFECTIVE:  May 4, 1997, the following straight-time hourly rates will apply:

Job                 Probationary/        Completion       181 Days*        271 Days*       366 Days*     455 Days*   545 Days*
Grade                   Starting        of Probation       6 Months        9 Months        12 Months     15 Months   18 Months

Helper   7.67            8.15               8.63            8.87             9.11            9.35         10.39
         1               8.18               8.69            9.20             9.45            9.71          9.96        11.02
         2               8.22               8.74            9.25             9.51            9.77          9.98        11.08
         3               8.32               8.84            9.36             9.62            9.88         10.14        11.20
         4               8.42               8.95            9.48             9.74           10.00         10.26        11.33
         5               8.52               9.05            9.59             9.85           10.12         10.38        11.45
         6               8.64               9.18            9.72             9.99           10.26         10.53        11.60
         7               8.76               9.31            9.86            10.13           10.40         10.67        11.75
         8               8.88               9.44            9.99            10.27           10.55         10.82        11.90
         9               9.00               9.56           10.13            10.41           10.69         10.97        12.05
         10              9.14               9.72           10.29            10.58           10.88         11.15        12.23
         11              9.28               9.88           10.44            10.73           11.02         11.31        12.40
         12              9.73              10.34           10.94            11.25           11.55         11.85        12.96

*Continuous calendar days from date of hire


                                                      Schedule C-Maintenance

Skilled Maint
w/o J'man Card
4 yrs. exp.             10.80              11.48           12.15            12.49           12.83         13.17        13.50
6 yrs. exp.             11.44              12.16           12.87            13.23           13.59         13.95        14.30
8 yrs. exp.             12.21              12.97           13.73            14.12           14.50         14.88        15.26

Skilled Maint
w/o J'man Card:         12.21              12.97           13.73            14.12           14.50         14.88        15.26
1-2 yrs. exp.           12.60              13.39           14.18            14.57           14.96         15.36        15.75
2+ yrs. exp.            12.99              13.80           14.62            15.03           15.43         15.84        16.24

Skilled Maint Tec       12.99              13.60           14.62            15.03           15.43         15.84        16.24
1-2 yrs. exp.           13.22              14.05           14.88            15.29           15.70         16.12        16.53
2+ yrs.  exp.           13.46              14.31           15.15            15.57           15.99         16.41        16.63


Maintenance Apprenticeship Program
1st year                12.05
2nd year                12.23
3rd year                12.40
4th year                13.20
5th year                13.70



                                   SCHEDULE "D"

                                  LIFE INSURANCE,
                     ACCIDENTAL DEATH & DISMEMBERMENT (AD&D),
                        AND WEEKLY INDEMNITY (A&S) BENEFITS

  Life Insurance and AD & D:
  Employee
  (5/7/95)                               $16,000
  Employee
  (5/5/96)                               $16,000
  Employee
  (5/4/97)                               $17,000

  (AD&D amount is equal to current amount of life insurance in effect)

  Employees can purchase an additional amount of life insurance and an additional amount of AD&D equal to the amount in force at a rate of $0.24 per thousand per month.

  Life Insurance

  Spouse                                  $6,000
  Each
  Dependent                               $3,500

  Weekly Indemnity (A&S):

  Weekly benefit eligibility: lst day accident, lst day hospitalization, or 8th day sickness; up to 26 weeks of eligibility.

  Effective May 7, 1995 - $200 per week
  Effective May 5, 1996 - $205 per week
  Effective May 4, 1997 - $210 per week





                                   SCHEDULE "E"

                                 HOLIDAY SCHEDULE

  In reference to ARTICLE IV, holidays will be observed on the following dates during the term of this Agreement:

                      1995          1996       1997        1998
  New Year's Day     12/30/94 (F)  1/1 (M)     1/1 (M)    I /1 (R)

  Good Friday        4/14 (F)      4/5 (F)     3/28 (F)   4/1 0 (F)

  Floating Holiday   Floating      Floating    Floating   Floating

  Memorial Day       5/29 (M)      5/27 (M)    5/26 (M)

  Independence Day   7/4 (T)       7/4 (R)     7/4 (F)

  Labor Day          9/4 (M)       9/2 (M)     9/1 (M)

  Thanksgiving Day   11/23 (R)     11/28 (R)   11/27 (R)

  Day after
  Thanksgiving       11/24 (F)     11/29 (F)   11/28 (F)

  Christmas Eve      12/26 (T)     12/24 (T)   12/24 (W)

  Christmas Day      12/25 (M)     12/25 (W)   12/25 (R)

  New Year's Eve     01/02/96 (T)  12/31 (T)   12/31 (W)



                                   SCHEDULE "F"

                             SKILLED TRADES ALLOWANCE

  The Company will provide a Skilled Trades Allowance in the amount of $150 per contract year for the duration of this Agreement. This Allowance will be granted to each Maintenance employee Labor Grade 8 and above and will be used for tools required for their jobs, tooling replacements, educational supplies, protective clothing, etc.







                                   SCHEDULE "G"

                                  LEAD PAY RATES

  Effective:         May 7, 1995 the following lead pay rate will apply:
                     $0.50 per hour in addition to the straight time hourly rate.

  Effective:         May 5, 1996 the following lead pay rate will apply:
                     $0.65 per hour in addition to the straight time hourly rate.

  Effective:         May 4, 1997 the following lead pay rate will apply:
                     $0.80 per hour in addition to the straight time hourly rate.